Exhibit 23.2

Davis Polk & Wardwell llp 450 Lexington Avenue New York, NY 10017 davispolk.com

January 31, 2025

Goldman Sachs

200 West Street

New York, New York 10282

Ladies and Gentlemen:

The Goldman Sachs Group, Inc., a Delaware corporation (the “Company”), and GS Finance Corp., a Delaware corporation (“GSFC” ), have filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-3 on January 18, 2023 and a Pre-Effective Amendment No. 1 thereto on February 9, 2023 (File No. 333-269296) (together, the “Registration Statement”), including a prospectus in the form in which it appears in the Registration Statement, as amended, for the purpose of registering under the Securities Act of 1933, as amended  (the “Securities Act”), the issuance from time to time, among other things, the Company’s Medium-Term Notes, Series N, GSFC’s Medium-Term Notes, Series F and GSFC’s Warrants, Series G (collectively, the “Securities”).

We hereby consent to any reference to us, in our capacity as special tax counsel to the Company and GSFC, or any opinion of ours delivered in that capacity, in a pricing supplement relating to the offer and sale of any particular Security or Securities prepared and filed by the Company or GSFC with the Commission on this date or a future date.

In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP